Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-12805 of OMI Corp. on Form S-3 of our report dated February 28, 1996 (March 20, 1996 as to Note 10) included and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995, appearing in the Prospectus, which is a part of this Registration Statement.

     We also consent to the use in this Registration Statement of OMI Corp. on Form S-3 of our reports dated February 28, 1996 relating to the financial statements of Wilomi, Inc. and subsidiaries and Amazon Transport, Inc. incorporated by reference in the Prospectus, which is part of this Registration Statement.

     We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

New York, New York
November 4, 1996